
Stage Left Background
BAR AREA
Stage Center Background
PATIO AREA
Stage Right Background
DINING AREA
Celebrity
Stage Left Foreground
LIVING AREA
Stage Right Foreground
KITCHEN AREA

Celebrity
family meal time

Celebrity Family Meal Time Set Design
Illustration by Travis Tom